SF 751-        Page 2 of 2                                    [OBJECT OMITTED]

                            FIXED ACCOUNT ENDORSEMENT

This endorsement is part of Your contract. All definitions, provisions, and exceptions of the contract apply to this endorsement unless changed by this endorsement. The effective date is the same as the Contract Date unless another date is shown on the Data Page. There is no charge for this endorsement.

ENDORSEMENT BENEFIT

This endorsement expands Your Investment Options to include a Fixed Account, subject to the terms and conditions of this endorsement.

DEFINITIONS

FIXED ACCOUNT is an account to which premium payments may be allocated or amounts may be transferred under the contract.
FIXED ACCOUNT VALUE at any time equals:
1.       premiums payments and credits allocated to it; plus
2.       amounts transferred to it; plus
3.       interest credited to it; less
4.       amounts deducted from it; less
5.       amounts transferred from it; less
6.       amounts surrendered from it; less
7.       amounts applied to a benefit option

TRANSFERS TO THE FIXED ACCOUNT

Transfers to the Fixed Account are allowed only if:
1. You have not transferred any amount from the Fixed Account for at least six months; and
2. the Fixed Account Value immediately after the transfer does not exceed $1,000,000 except with Our prior written approval.

TRANSFERS FROM THE FIXED ACCOUNT

You may make unscheduled and scheduled Fixed Account transfers to the Divisions as follows:
1. Either unscheduled Fixed Account transfers or scheduled Fixed Account transfers (not both) may occur during any contract year.
2. You must provide Us Notice of a Fixed Account transfer within 30 days after the Contract Date or any Contract
         Anniversary.
3. You must specify the dollar amount or percentage to be transferred and the Division to which the transfer will be made.

You may make one unscheduled Fixed Account transfer each Contract Year as follows:
1. the amount of an unscheduled Fixed Account transfer must not exceed 25% of the Fixed Account Value as of the later of the Contract Date or the last Contract Anniversary;  however,
2. You may transfer up to 100% of the Fixed Account Value within 30 days after the first and following Contract
         Anniversaries if:
a.            the Fixed Account Value is less than $1,000; or
b. the renewal interest rate declared for the Fixed Account Value for the current Contract Year is more than 1 percentage point lower than an average of the total Fixed Account earnings for the preceding Contract Year (in that event, We will notify You.)


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You may make scheduled Fixed Account transfers on a monthly basis as follows:
1. the monthly amount transferred may not exceed 2% of the Fixed Account Value as of the later of the Contract Date or the last Contract Anniversary;
2. the transfers will continue until the Fixed Account Value is zero or We receive Notice to stop the transfers; and 3. if You stop the transfers, You may not start transfers again without Our prior approval.

RESERVATION OF RIGHT TO REFUSE PREMIUM PAYMENT ALLOCATIONS AND TRANSFERS

We reserve the right to refuse premium payment allocations and transfers from other Investment Options to the Fixed Account. We will send You written notice at least 30 days prior to the date We exercise this right. We will also notify You when We revoke, in whole or in part, any restriction of premium payment allocations or transfers.

DEFERMENT OF PAYMENTS

We reserve the right to defer payment of a surrender from the Fixed Account for up to six months after the date We receive Your Notice at Our office. If required, We will seek regulatory approval to defer payment.

INTEREST

Amounts transferred and premium payments allocated to the Fixed Account earn interest at the interest rate in effect on the date of the transfer or the valuation day the premium payment is received. The interest rate is set by Us at Our sole discretion but will never be less than the Fixed Account Guaranteed Minimum Interest Rate shown on the Data Page.






Principal Life Insurance Company
Des Moines, Iowa  50392-0001